Exhibit 99.1

Alliant Energy
4902 North Biltmore Lane
P.O. Box 77007
Madison, WI 53707-1007
www.alliantenergy.com

News Release

FOR IMMEDIATE RELEASE	Media Contact:	Rob Crain (608) 458-4469
Investor Relations:	Jamie Freeman (608) 458-3274

ALLIANT ENERGY ANNOUNCES SECOND QUARTER 2008 RESULTS

MADISON, Wis. – August 6, 2008 – Alliant Energy Corp. (NYSE: LNT) today announced net income and earnings per share (EPS) for the second quarter of 2008 of $60.8 million and $0.55, respectively, compared to $48.6 million and $0.43 for the same period in 2007. A summary of Alliant Energy’s second quarter earnings is as follows (net income in millions):

	2008		2007
Earnings from continuing operations:	Net Income	EPS	Net Income	EPS
Utility	$36.2	$0.33	$40.3	$0.36
Non-regulated	12.6	0.11	3.2	0.03
Parent (primarily interest income)	3.0	0.03	1.5	0.01

Total earnings from continuing operations	51.8	0.47	45.0	0.40
Income from discontinued operations	9.0	0.08	3.6	0.03

Net income	$60.8	$0.55	$48.6	$0.43

EPS for Alliant Energy’s utility business contained two significant events that are non-recurring in nature in the second quarter of 2008 as compared to the same period in 2007. Severe Midwest flooding in June 2008 decreased earnings $0.07 per share while income tax benefits recognized from a U.S. federal income tax audit settlement, also in June 2008, increased earnings $0.07 per share. The other key drivers that reduced utility earnings include the negative factors of higher transmission-related costs at Interstate Power and Light Co. (IPL) and cooler weather on its electric margins. These items were partially offset by the annual adjustments to electric unbilled revenue estimates.

EPS for Alliant Energy’s non-regulated businesses were higher in the second quarter of 2008 as compared to the same period in 2007 primarily due to $0.04 of income tax benefits recognized from a U.S. federal income tax audit settlement in the second quarter of 2008 and $0.02 of increased earnings from the RMT WindConnect® business. EPS for the parent company was higher due to interest income earned on short-term investments purchased with a portion of the IPL electric transmission asset sale proceeds, which were distributed to the parent company in the fourth quarter of 2007.

“While our second quarter results contained some unusual impacts such as a settlement with the Internal Revenue Service on a U.S. federal income tax audit and the June flooding in our service territory , the utility and non-regulated operations continue to deliver positive results,” said Bill Harvey, Alliant Energy Chairman, President, and CEO. “During the second quarter, we also signed the largest contract in our company’s history, securing 500 megawatts of wind turbine generators from Vestas-American Wind Technology, Inc. Along with our proposed hybrid baseload coal units and energy efficiency programs, we expect wind to play an integral part of a plan to meet our customers’ future energy needs in a manner that balances reliability, economics, and the environment.”

Additional details regarding Alliant Energy’s second quarter EPS from continuing operations for 2008 and 2007 are as follows:

	2008	2007	Variance
Utility operations:
Electric margins:
Annual unbilled revenue estimate adjustments	$0.02	($0.03)	$0.05
Electric service disruptions due to severe Midwest flooding in Q2 2008	(0.03)	--	(0.03)
Net impact of weather and weather hedges	(0.02)	0.01	(0.03)
Lower purchased power capacity costs at Wisconsin Power and Light Co (WPL)			0.03
Lower industrial sales at WPL			(0.02)
Retail fuel-related impacts at WPL	0.06	0.05	0.01
Other (includes lower wheeling revenues due to IPL’s transmission assets sale)			(0.02)
Gas margins			0.01
Steam margins (primarily service disruption from Midwest flooding in Q2 2008)			(0.01)
Operating expenses:
Net impact from IPL’s electric transmission assets sale			(0.04)
Midwest flooding costs in Q2 2008, net of estimated insurance recoveries	(0.03)	--	(0.03)
Planned outage costs at M.L. Kapp Plant in Q2 2008			(0.02)
Other (includes higher employee healthcare costs)			(0.02)
Changes in effective income tax rate:
U.S. federal income tax audit settlement in Q2 2008	0.07	--	0.07
Other			0.01
Accretive effect of fewer shares outstanding			0.01

Total utility operations	0.33	0.36	(0.03)

Non-regulated operations:
U.S. federal income tax audit settlement in Q2 2008	0.04	--	0.04
RMT and WindConnect®	0.03	0.01	0.02
Non-regulated Generation	0.03	0.02	0.01
Transportation	0.01	0.02	(0.01)
Other (primarily interest and taxes)	--	(0.02)	0.02
Total non-regulated operations	0.11	0.03	0.08

Parent company (primarily interest income)	0.03	0.01	0.02

Earnings per share from continuing operations	$0.47	$0.40	$0.07

The following comments are offered to further explain three of the larger drivers of earnings performance during the second quarter of 2008.

U.S. Federal Income Tax Audit Settlement: In June 2008, Alliant Energy recorded the impacts of its finalized U.S. federal income tax audit for calendar years 2002 through 2004 and recorded known adjustments for the tax returns for calendar years 2005 and 2006. As a result, the company recognized benefits primarily related to additional research and development expenditures claimed through the audit as well as reduced interest costs. Alliant Energy’s utility business and non-regulated businesses recorded benefits in continuing operations of $0.07 and $0.04 per share, respectively. The settlement also resulted in a benefit of $0.08 per share allocated to discontinued operations largely related to Alliant Energy’s former Australia and China businesses.

Midwest Flooding: Electric and steam margins, as well as operating and maintenance expenses, were all adversely impacted by the June 2008 flooding that occurred in IPL’s service territory. The total flood-related impact recorded in the second quarter reduced utility earnings by $0.07 per share. Alliant Energy estimates that flood costs will reduce utility earnings for the remainder of 2008 by an additional $0.08 per share. The total estimated impact of the flooding in 2008 of $0.15 per share is less than the $0.20 per share originally estimated by the company primarily due to customers returning to service faster than anticipated. Alliant Energy continues to work with the relevant regulatory agencies on recovery of flood related costs that are not covered by insurance, the energy adjustment clause in Iowa, or export steam contract adjustments.

Retail Fuel-Related Impacts at WPL: In April 2008, WPL began collecting fuel-related costs at a higher interim rate as a result of its fuel rate adjustment filing that was made in March 2008. Since the time of the filing, WPL has experienced lower fuel costs than it projected for the second quarter. WPL recorded a reserve of $1 million in the second quarter in anticipation of a refund to customers when final fuel rates are implemented later this year.

2008 Earnings Guidance

Alliant Energy is increasing its 2008 earnings guidance range for earnings from continuing operations to $2.60 to $2.80 per share, which includes changes to both utility and non-regulated earnings ranges. The modest decrease at the utilities is primarily due to the impacts of the June 2008 Midwest flooding, which are partially offset by the recent settlement with the IRS on U.S. federal income tax audits of prior years and the benefits of our lean six sigma activities on improving productivity and controlling utility operating costs. The non-regulated businesses increase is driven by the tax settlement and improved results across the core operations of RMT WindConnect®, Transportation, and non-regulated generation. Details of the current and prior guidance for 2008 are as follows:

	Prior	Flood	Tax		Revised
	Guidance	Impact	Settlement	Other	Guidance

Utility business	$2.23 - 2.43	$(0.15)	$0.07	$0.05	$2.20 – 2.40

Non-regulated businesses	0.21 - 0.25	-	0.04	0.05	0.30 – 0.34

Parent company	0.08 - 0.10	-	-	-	0.08 – 0.10

Alliant Energy	$2.55 - 2.75				$2.60 – 2.80

The guidance does not include the impact of any potential asset valuation charges that Alliant Energy may incur, the impact of certain non-cash valuation adjustments (including emission allowances), the impact of any future adjustments made to Alliant Energy's deferred tax asset valuation allowances, the impacts of any cumulative effects of changes in accounting principles, any gains/losses and related tax impact that may be realized from possible sales of certain Alliant Energy assets that would be reported in earnings from continuing operations, or the potential tax impacts of capital costs components of the flooding yet to be finalized for which deferred tax expense is not recorded pursuant to Iowa tax rate making principles. Finally, the guidance also assumes that no businesses will be re-classified to "discontinued operations".

Drivers for Alliant Energy’s earnings estimates include, but are not limited to:
•

Flood related issues, including anticipated amount of operating and maintenance expenses and property losses, timing of customers resuming normal levels of service usage, levels of steam margins, and insurance and regulatory recoveries

•	Normal weather conditions in its utility service territories for the remainder of 2008
•	Ability to recover future purchased power, fuel and fuel-related costs through rates in a timely manner
•	Continuing economic development and sales growth in its utility service territories
•	Continuing cost controls and operational efficiencies
•	Ability of IPL and WPL to recover their operating costs and deferred expenditures, and to earn a reasonable rate of return in current and future rate proceedings
•	Execution of IPL’s and WPL’s generation build-out and environmental expenditure plans
•	Ability to utilize tax capital losses generated to-date, and those that may be generated in the future, before they expire
•	Execution of RMT WindConnect® projects as planned

Projected Capital Expenditures

Alliant Energy is updating its previously announced capital expenditures for 2008 through 2010 to reflect the recently signed wind turbine generator agreement, flood related capital expenditures, and changes in costs and timing of certain environmental and other new generation projects (in millions):

	2008	2009	2010
Utility Business:
Generation – new facilities:
IPL Coal – Sutherland #4	$20	$345	$340
IPL Wind – Whispering Willow - East	180	240	10
WPL Coal – Nelson Dewey #3	15	300	470
WPL Wind – Bent Tree	25	150	290
WPL Wind – Cedar Ridge	125	--	--
WPL Wind – Site TBD	10	35	155

Total generation – new facilities	375	1,070	1,265
Environmental	140	215	390
Advanced metering infrastructure	30	55	55
Other utility capital expenditures	475	375	375

Total utility business	1,020	1,715	2,085
Non-regulated businesses	15	10	10

	$1,035	$1,725	$2,095

Earnings Conference Call

A conference call to review the second quarter 2008 results is scheduled for Wednesday, August 6th at 9:00 a.m. central time. Alliant Energy Chairman, President and Chief Executive Officer William D. Harvey and Senior Executive Vice President and Chief Financial Officer Eliot G. Protsch will host the call. The conference call is open to the public and can be accessed in two ways. Interested parties may listen to the call by dialing 866-454-4207 (United States or Canada) or 913-312-6697 (International), passcode 1629947. Interested parties may also listen to a webcast at www.alliantenergy.com/investors. In conjunction with the information in this earnings announcement and conference call, Alliant Energy posted supplemental information on its website. A replay of the call will be available through August 13, 2008, at 888-203-1112 (United States or Canada) or 719-457-0820 (International), passcode 1629947. An archive of the webcast will be available on the Company’s Web site at www.alliantenergy.com/investors for 12 months.

Alliant Energy is the parent company of two public utility companies – Interstate Power and Light Company and Wisconsin Power and Light Company – and of Alliant Energy Resources, Inc., the parent company of Alliant Energy’s non-regulated operations. Alliant Energy is an energy-services provider with subsidiaries serving approximately 1 million electric and 400,000 natural gas customers. Providing its customers in the Midwest with regulated electricity and natural gas service is the Company's primary focus. Alliant Energy, headquartered in Madison, Wis., is a Fortune 1000 company traded on the New York Stock Exchange under the symbol LNT. For more information, visit the Company's Web site at www.alliantenergy.com.

This press release includes forward-looking statements. These forward-looking statements can be identified as such because the statements include words such as “expect” or other words of similar import. Similarly, statements that describe future financial performance or plans or strategies are forward-looking statements. Such statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those currently anticipated. Actual results could be affected by the following factors, among others: federal and state regulatory or governmental actions, including the impact of energy-related and tax legislation and regulatory agency orders; their ability to obtain adequate and timely rate relief to allow for, among other things, the recovery of operating costs, capital expenditures and deferred expenditures, the earning of reasonable rates of return and the payment of expected levels of dividends; current or future litigation, regulatory investigations, proceedings or inquiries; developments that adversely impact their ability to implement their strategic plans including unanticipated issues in connection with construction of their new generating facilities and WPL’s potential purchases of the Riverside Energy Center and Alliant Energy Resources, Inc.’s electric generating facility in Neenah, Wisconsin; issues related to the availability of their generating facilities and the supply and delivery of fuel and purchased electricity and price thereof, including the ability to recover and retain purchased power, fuel and fuel-related costs through rates in a timely manner; the impact fuel and fuel-related prices and other economic conditions may have on their customers’ demand for utility services; issues associated with environmental remediation efforts and with environmental compliance generally including changing environmental laws and regulations and the ability to recover through rates all environmental compliance costs; potential impacts of any future laws or regulations regarding global climate change or carbon emissions reductions; weather effects on results of operations; financial impacts of hedging strategies, including the impact of weather hedges on their earnings; unplanned outages at their generating facilities and risks related to recovery of incremental costs through rates; the direct or indirect effects resulting from terrorist incidents or responses to such incidents; unanticipated impacts that storms or natural disasters in their service territories may have on their operations, including uncertainties associated with efforts to remediate the effects of the June 2008 Midwest flooding, reimbursement of storm-related costs covered by insurance, rate relief for costs associated with restoration and impacts of the flooding on the economic conditions of the effected service territories; economic and political conditions in their service territories; the growth rate of ethanol and biodiesel production in their service territories; Alliant Energy’s ability to achieve and/or sustain its dividend payout ratio goal; any material post-closing adjustments related to any of their past asset divestitures; employee workforce factors, including changes in key executives, collective bargaining agreements or work stoppages; continued access to the capital markets under competitive terms and rates; access to technological developments; issues related to electric transmission, including operating in the Midwest Independent Transmission System Operator (MISO) energy market, the impacts of potential future billing adjustments from MISO and recovery of costs incurred; inflation and interest rates; the impact of necessary accruals for the terms of their incentive compensation plans; the effect of accounting pronouncements issued periodically by standard-setting bodies; their ability to continue cost controls and operational efficiencies; their ability to utilize tax capital losses generated to date, and those that may be generated in the future, before they expire; their ability to successfully complete ongoing tax audits and appeals with no material impact on their earnings and cash flows. Without limitation, the expectations with respect to projected earnings in the “2008 Earnings Guidance” section and projected capital expenditures in the “Projected Capital Expenditures” section of this press release are forward-looking statements and are based in part on certain assumptions made by Alliant Energy, some of which are referred to in the forward-looking statements. Alliant Energy cannot provide any assurance that the assumptions referred to in the forward-looking statements or otherwise are accurate or will prove to be correct. Any assumptions that are inaccurate or do not prove to be correct could have a material adverse effect on Alliant Energy’s ability to achieve the estimates or other targets included in the forward-looking statements. The forward-looking statements included herein are made as of the date hereof and Alliant Energy undertakes no obligation to update publicly such statements to reflect subsequent events or circumstances.

Note: Unless otherwise noted, all “per share” references in this release refer to earnings per diluted share.

ALLIANT ENERGY CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

For the Three Months	For the Six Months
Ended June 30,	Ended June 30,
2008	2007	2008	2007

(dollars in millions, except per share amounts)
Operating revenues:
Utility:
Electric	$576.7	$565.5	$1,144.4	$1,119.0
Gas	121.1	94.0	429.6	382.3
Other	15.6	15.4	33.5	33.4
Non-regulated	114.0	71.3	211.9	124.2

827.4	746.2	1,819.4	1,658.9

Operating expenses:
Utility:
Electric production fuel and purchased power	305.2	292.9	606.7	573.2
Cost of gas sold	86.8	60.9	318.9	272.8
Other operation and maintenance	169.0	142.3	333.8	306.9
Non-regulated operation and maintenance	96.5	60.1	177.3	101.4
Depreciation and amortization	61.7	66.0	123.3	132.0
Taxes other than income taxes	26.2	27.0	52.3	54.8

745.4	649.2	1,612.3	1,441.1

Operating income	82.0	97.0	207.1	217.8

Interest expense and other:
Interest expense	30.3	27.7	60.0	57.3
Equity income from unconsolidated investments, net	(7.2)	(7.0)	(14.7)	(14.5)
Allowance for funds used during construction	(4.2)	(1.9)	(7.4)	(3.4)
Preferred dividend requirements of subsidiaries	4.7	4.7	9.4	9.4
Interest income and other	(4.2)	(2.4)	(11.3)	(10.9)

19.4	21.1	36.0	37.9

Income from continuing operations before income taxes	62.6	75.9	171.1	179.9

Income taxes	10.8	30.9	51.2	69.7

Income from continuing operations	51.8	45.0	119.9	110.2

Income from discontinued operations, net of tax	9.0	3.6	9.0	2.3

Net income	$60.8	$48.6	$128.9	$112.5

Weighted average number of common shares
outstanding (basic) (000s)	110,1	68	112,7	78	110,1	58	114,0	99

Earnings per weighted average common share (basic):
Income from continuing operations	$0.47	$0.40	$1.09	$0.97
Income from discontinued operations	0.08	0.03	0.08	0.02

Net income	$0.55	$0.43	$1.17	$0.99

Weighted average number of common shares
outstanding (diluted) (000s)	110,3	22	113,0	26	110,3	13	114,3	90

Earnings per weighted average common share (diluted):
Income from continuing operations	$0.47	$0.40	$1.09	$0.96
Income from discontinued operations	0.08	0.03	0.08	0.02

Net income	$0.55	$0.43	$1.17	$0.98

Dividends declared per common share	$0.35	$0.3175	$0.70	$0.635

ALLIANT ENERGY CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	June 30,	December 31,
ASSETS	2008	2007

	(in millions)
Property, plant and equipment:
Utility:
Electric plant in service	$5,670.4	$5,633.7
Gas plant in service	741.0	726.3
Other plant in service	468.4	466.8
Accumulated depreciation (accum. depr.)	(2,689.8)	(2,692.5)

Net plant	4,190.0	4,134.3
Construction work in progress:
Whispering Willow - East Wind Farm	151.2	--
Cedar Ridge Wind Farm	109.5	41.8
Other	179.5	153.6
Other, less accum. depr.	22.5	4.6

Total utility	4,652.7	4,334.3

Non-regulated and other:
Non-regulated Generation, less accum. depr.	234.9	240.5
Other non-regulated investments, less accum. depr.	63.9	66.1
Alliant Energy Corporate Services, Inc. and other, less accum. depr.	40.9	39.0

Total non-regulated and other	339.7	345.6

	4,992.4	4,679.9

Current assets:
Cash and cash equivalents	573.9	745.6
Accounts receivable:
Customer, less allowance for doubtful accounts	141.2	154.7
Unbilled utility revenues	102.3	151.6
Other, less allowance for doubtful accounts	75.8	40.6
Income tax refunds receivable	74.5	13.5
Production fuel, at weighted average cost	90.2	92.2
Materials and supplies, at weighted average cost	49.0	45.6
Gas stored underground, at weighted average cost	37.1	70.5
Regulatory assets	28.7	58.5
Derivative assets	108.1	34.1
Other	95.3	65.4

	1,376.1	1,472.3

Investments:
Investment in American Transmission Company LLC	181.6	172.2
Other	68.5	65.7

	250.1	237.9

Other assets:
Regulatory assets	478.5	491.7
Deferred charges and other	306.8	307.9

	785.3	799.6

Total assets	$7,403.9	$7,189.7

ALLIANT ENERGY CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED) (Continued)

	June 30,	December 31,
CAPITALIZATION AND LIABILITIES	2008	2007

	(in millions, except per
	share and share amounts)
Capitalization:
Common stock - $0.01 par value - authorized 240,000,000 shares;
outstanding 110,455,511 and 110,359,314 shares	$1.1	$1.1
Additional paid-in capital	1,494.2	1,483.4
Retained earnings	1,254.3	1,205.2
Accumulated other comprehensive income	2.8	0.2
Shares in deferred compensation trust - 245,095 and 294,196 shares
at a weighted average cost of $30.93 and $29.65 per share	(7.6)	(8.7)

Total common equity	2,744.8	2,681.2

Cumulative preferred stock of subsidiaries, net	243.8	243.8
Long-term debt, net (excluding current portion)	1,403.2	1,404.5

	4,391.8	4,329.5

Current liabilities:
Current maturities	138.5	140.1
Commercial paper	207.0	81.8
Other short-term borrowings	0.1	29.5
Accounts payable	355.5	346.7
Regulatory liabilities	125.1	86.5
Accrued taxes	51.6	74.7
Other	197.9	177.7

	1,075.7	937.0

Other long-term liabilities and deferred credits:
Deferred income taxes	856.1	822.9
Regulatory liabilities	673.1	656.4
Pension and other benefit obligations	200.1	206.4
Other	205.0	233.6

	1,934.3	1,919.3

Minority interest	2.1	3.9

Total capitalization and liabilities	$7,403.9	$7,189.7

ALLIANT ENERGY CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	For the Six Months Ended June 30,
	2008	2007

	(in millions)
Cash flows from operating activities:
Net income	$128.9	$112.5
Adjustments to reconcile net income to net cash flows from operating activities:
Depreciation and amortization	123.3	132.0
Other amortizations	23.2	24.0
Deferred tax expense (benefit) and investment tax credits	(5.7)	18.6
Equity income from unconsolidated investments, net	(14.7)	(14.5)
Distributions from equity method investments	12.8	9.9
Other	2.4	(13.7)
Other changes in assets and liabilities:
Accounts receivable	(9.7)	95.1
Sale of accounts receivable	40.0	--
Income tax refunds receivable	(61.0)	(13.6)
Gas stored underground	33.4	1.9
Derivative assets	(90.7)	2.1
Regulatory assets	15.8	81.9
Accounts payable	34.9	4.7
Accrued taxes	(22.9)	1.9
Derivative liabilities	(4.5)	(56.3)
Regulatory liabilities	52.3	(21.1)
Accrued incentive compensation and other	(7.3)	(64.7)

Net cash flows from operating activities	250.5	300.7

Cash flows used for investing activities:
Construction and acquisition expenditures:
Utility business	(429.5)	(230.3)
Alliant Energy Corporate Services, Inc. and non-regulated businesses	(14.3)	(10.5)
Proceeds from asset sales	2.4	124.1
Purchases of emission allowances	--	(23.9)
Other	18.0	22.8

Net cash flows used for investing activities	(423.4)	(117.8)

Cash flows from (used for) financing activities:
Common stock dividends	(77.1)	(72.8)
Repurchase of common stock	(1.5)	(235.6)
Proceeds from issuance of common stock	1.3	32.6
Reductions in long-term debt	(3.1)	(222.5)
Net change in short-term borrowings	95.8	165.7
Other	(14.2)	9.0

Net cash flows from (used for) financing activities	1.2	(323.6)

Net decrease in cash and cash equivalents	(171.7)	(140.7)
Cash and cash equivalents at beginning of period	745.6	266.0

Cash and cash equivalents at end of period	$573.9	$125.3

KEY FINANCIAL STATISTICS

	June 30, 2008		June 30, 2007

Common shares outstanding (000s)	110,	456	111,	921
Book value per share	$24.85		$22.30
Quarterly common dividend rate per share	$0.35		$0.3175

KEY OPERATING STATISTICS

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007

Utility electric sales (000s of MWh)
Residential	1,599	1,602	3,741	3,660
Commercial	1,476	1,475	2,987	2,973
Industrial	3,133	3,236	6,192	6,243

Retail subtotal	6,208	6,313	12,920	12,876
Sales for resale:
Wholesale	882	875	1,824	1,683
Bulk power and other	327	548	592	1,129
Other	43	41	87	86

Total	7,460	7,777	15,423	15,774

Utility retail electric customers (at June 30)
Residential	840,709	837,840
Commercial	134,190	133,258
Industrial	2,861	2,922

Total	977,760	974,020

Utility gas sold and transported (000s of Dth)
Residential	3,990	3,581	19,086	17,725
Commercial	2,952	2,736	12,922	11,572
Industrial	962	754	2,476	2,481

Retail subtotal	7,904	7,071	34,484	31,778
Interdepartmental	466	334	735	837
Transportation / other	12,366	13,099	31,277	29,559

Total	20,736	20,504	66,496	62,174

Utility retail gas customers (at June 30)
Residential	363,430	361,340
Commercial	45,131	45,035
Industrial	578	587

Total	409,139	406,962

Margin increases (decreases) from net impacts of weather (in millions) -
Electric margins -
Weather impacts on demand compared to
normal weather	($6)	$--	$--	$1
Gains from weather derivatives	3	2	--	--

Net weather impact	($3)	$2	$--	$1

Gas margins -
Weather impacts on demand compared to
normal weather	$1	($1)	$9	$--
Losses from weather derivatives	--	--	(3)	(2)

Net weather impact	$1	($1)	$6	($2)

	Three Months Ended June 30,			Six Months Ended June 30,
	2008	2007	Normal(b)	2008	2007	Normal(b)

Cooling degree days (CDDs) (a)
Cedar Rapids, Iowa (IPL)	26	89	99	26	89	99
Madison, Wisconsin (WPL)	28	69	70	28	69	70
Heating degree days (HDDs) (a)
Cedar Rapids, Iowa (IPL)	797	657	682	4,723	4,110	4,001
Madison, Wisconsin (WPL)	840	751	860	4,780	4,260	4,329

(a) Alliant Energy entered into weather derivatives based on CDDs and HDDs to reduce potential volatility on its margins from the impacts of weather during the months of June through August and January through March, respectively.
(b) Normal degree days are calculated using a 20-year rolling average.